                                                                    Exhibit 99.1


                                  RISK FACTORS

         The Shares of Common Stock offered hereby include a high degree of risk. The following risk factors should be considered carefully in addition to the other information included or incorporated by reference in this Prospectus before purchasing the Shares offered hereby.

UNCERTAINTIES RELATING TO TECHNOLOGICAL APPROACHES OF THE COMPANY

         To date, the Company has not developed or commercialized any products based on its technological approaches. There can be no assurance that these approaches will enable the Company to successfully identify and characterize genes that predispose individuals to the diseases that are the principal focus of its disease research programs or to use any resulting information to develop molecular targets of utility for pharmaceutical product development. The Company's lead programs and development focus are primarily directed to complex polygenic and multifactorial diseases. There is limited scientific understanding generally relating to the role of genes in these diseases and relatively few products based on gene discoveries have been developed and commercialized. Accordingly, even if the Company is successful in identifying genes associated with specific diseases, there can be no assurance that its gene discoveries will lead to the development of therapeutic and diagnostic products. The Company's success will depend, in part, upon its ability to focus its research efforts on diseases that are suitable candidates for diagnostic and therapeutic products.

         The development of diagnostic and therapeutic products based on the Company's gene discoveries also will be subject to the risks of failure inherent in the development of products based on new technologies. These risks include the possibilities that any products based on these technologies will be found to be ineffective or toxic, or otherwise fail to receive necessary regulatory approvals; the products, if safe and effective, will be difficult to manufacture on a large scale or will be uneconomical to market; proprietary rights of third parties will preclude the Company or its strategic partners from marketing products; or third parties will market superior or equivalent products. As a result, there can be no assurance that the Company's research and development activities will result in any commercially viable products.

         Genomics, biotechnology and pharmaceutical technologies have undergone and are expected to continue to undergo rapid and significant change. The Company's future success will depend in large part on its ability to maintain a competitive position with respect to these technologies. Rapid technological developments by the Company or others may result in compounds, products or processes becoming obsolete before the Company recovers any expenses it incurs in connection with the development of such products.

HISTORY OF OPERATING LOSSES; ANTICIPATION OF FUTURE LOSSES

         Substantially all of the Company's resources have been, and will for the foreseeable future continue to be, dedicated to the development of the Company's technology and its application to discovering and elucidating the function of genes associated with major common diseases. To date, all of the Company's revenues have resulted from payments from strategic partners. The Company has not yet identified any lead compounds nor generated any products which have entered preclinical studies or generated any revenue. All of the Company's potential products and services will require significant research and development expenditures. It will be a number of years, if ever, before the Company recognizes revenue from sales or royalties.

         As of March 31, 1997, the Company had an accumulated deficit of approximately $105,562,000 (including a non-recurring charge of $83,800,000 for acquired in-process research and development related to the acquisition of ChemGenics). Even if the Company succeeds in developing a commercial product, the Company expects to incur losses for at least the next several years and that such losses will increase as the Company expands its research and development activities. To achieve profitability, the Company, alone or with others, must successfully discover genes associated with particular diseases and, thereafter, utilize such discoveries to develop products, conduct clinical trials, obtain required regulatory approvals and successfully manufacture, introduce and market such products. The time required to reach commercial revenue and profitability is highly uncertain and there can be no assurance that the Company will be able to achieve any such revenue and profitability on a sustained basis, if at all.

FUTURE CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FUNDING

         The Company's comprehensive technological approach to developing products through the application of genomics has required that Millennium establish a substantial scientific infrastructure. The Company has consumed substantial amounts of cash to date and expects capital and operating expenditures to increase over the next several years as it expands its infrastructure and its research and development activities. The Company believes that existing cash and investment securities and anticipated cash flow from existing strategic alliances will be sufficient to support the Company's operations for at least the next 24 months. The Company's actual future capital requirements, however, will depend on many factors, including progress of its disease research programs, the number and breadth of these programs, achievement of milestones under strategic alliance arrangements, the ability of the Company to establish and maintain additional strategic alliance and licensing arrangements, and the progress of the development efforts of the Company's strategic partners. These factors also include the level of the Company's activities relating to commercialization rights it has retained in its strategic alliance arrangements, competing technological and market developments, the costs associated with collection of patient information and DNA samples, the costs involved in enforcing patent claims and other intellectual property rights and the costs and timing of regulatory approvals. The Company expects that it will require significant additional financing in the future, which it may seek to raise through public or private equity offerings, debt financings or additional strategic alliance and licensing arrangements. No assurance can be given that additional financing will be available when needed, or that, if available, such financing will be obtained on terms favorable to the Company or its stockholders. To the extent the Company raises additional capital by issuing equity securities, ownership dilution to stockholders will result. To the extent that the Company raises additional funds through strategic alliance and licensing arrangements, the Company may be required to relinquish rights to certain of its technologies or product candidates, or to grant licenses on terms that are not favorable to the Company, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. In the event that adequate funds are not available, the Company's business would be adversely affected.

RELIANCE ON STRATEGIC PARTNERS

         The Company's strategy for development and commercialization of diagnostic and therapeutic products based upon its gene discoveries depends upon the formation of various strategic alliances and licensing arrangements. The Company has entered into strategic alliances with Roche, Lilly, Astra, Pfizer and PBIO. There can be no assurance that the Company will be able to establish additional strategic alliance or licensing arrangements necessary to develop and commercialize products based upon the Company's disease research programs, that any such arrangements or licenses will be on terms favorable to the Company, or that the current or any future strategic alliances or licensing arrangements ultimately will be successful. The Company is dependent on its strategic partners for the preclinical study, clinical development, regulatory approval, manufacturing and marketing of products based on the results of these collaborative research programs. The agreements with these strategic partners allow them significant discretion in electing whether to pursue any of these activities. The Company cannot control the amount and timing of resources its strategic partners devote to the Company's programs or potential products. If any of the Company's strategic partners were to breach or terminate its agreement with the Company or otherwise fail to conduct its collaborative activities successfully in a timely manner, the preclinical or clinical development or commercialization of product candidates or research programs would be delayed or terminated. Any such delay or termination could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company relies on its strategic partners for significant funding in support of its research operations. The Company would be required to devote additional internal resources to product development, or scale back or terminate certain development programs or seek alternative collaborative partners, if funding from one or more of its collaborative programs were reduced or terminated.

         Disputes may arise in the future with respect to the ownership of rights to any technology developed with strategic partners. These and other possible disagreements between strategic partners and the Company could lead to delays in the collaborative research, development or commercialization of certain product candidates, or could require or result in litigation or arbitration, which could be time consuming and expensive, in which case it would have a material adverse effect on the Company's business, financial condition and results of operations.

         Generally, in each of its strategic alliances, the Company agrees not to conduct certain research, independently or with any commercial third party, that is in the same field as the research conducted under the alliance agreement. Consequently, these arrangements may have the effect of limiting the areas of research the Company may pursue, either alone or with others. The Company's strategic partners, however, may develop, either alone or with others, products that are similar to or competitive with the products that are the subject of the Company's collaborations with such partners. Competing products, either developed by a strategic partner or to which the strategic partner has rights, may result in the partner withdrawing financial and related support for the Company's product candidates, which could have a material adverse effect on the Company's business, financial condition and results of operations.

         All of the Company's strategic alliance agreements are subject to termination under various circumstances. Each strategic partner has the right to terminate the research program it is funding (while maintaining rights and licenses to certain Company discoveries) should the Company fail to meet certain performance criteria specified in the relevant strategic alliance agreement. Certain of the Company's strategic alliance agreements provide that, upon expiration of a specified period after commencement of the agreement, its strategic partner has the right to terminate the agreement on short notice without cause. The termination of any strategic alliance could have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL CONFLICTS OF INTEREST

         The Company has established relationships with strategic partners, research collaborators and scientific advisors. Conflicts of interest could arise between the Company and these third parties which, depending upon the nature of such conflicts, could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company relies on its strategic partners for support in its disease research programs and intends to rely on its strategic partners for preclinical evaluation and clinical development of its potential products and manufacturing and marketing of any products. Each of the Company's strategic partners is conducting multiple product development efforts within each disease area that is the subject of its strategic alliance with the Company. Generally, in each of its strategic alliances, the Company's strategic partners may develop, either alone or with others, products that are similar to or competitive with the products that are the subject of the Company's collaborations with such partners. Competing products, either developed by a strategic partner or to which the strategic partner has rights, may result in the partner withdrawing financial and related support for the Company's product candidates, which could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company has relationships with collaborators and scientific advisors at academic and other institutions, some of whom conduct research at the Company's request, particularly with respect to the Company's human genetics programs. These collaborators and scientific advisors are not employees of the Company and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the Company. As a result, the Company has limited control over their activities and, except as otherwise required by its collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to the Company's activities.

INTENSE COMPETITION

         Millennium faces, and will continue to face, intense competition from organizations such as large pharmaceutical, biotechnology and diagnostic companies, as well as academic and research institutions and government agencies. The Company is subject to significant competition from organizations that are pursuing the same or similar technologies as those which constitute the Company's technology platform and from organizations that are pursuing pharmaceutical or diagnostic products that are competitive with the Company's potential products. Most of the organizations competing with the Company have greater capital resources, research and development staffs and facilities, and greater experience in drug discovery and development, obtaining regulatory approvals and pharmaceutical product manufacturing and greater marketing capabilities than the Company.

         In addition, research in the field of genomics is highly competitive. Competitors of the Company in the genomics area include, among others, public companies such as Genome Therapeutics Corporation, Human Genome Sciences, Inc., Incyte Pharmaceuticals, Inc., Myriad Genetics, Inc. and Sequana Therapeutics, Inc., as well as private companies and major pharmaceutical companies. Universities and other research institutions, including those receiving funding from the federally funded Human Genome Project, also compete with Millennium. A number of entities are attempting to rapidly identify and patent randomly sequenced genes and gene fragments, typically without specific knowledge of the function of such genes or gene fragments. In addition, certain other entities are pursuing a gene identification, characterization and product development strategy based on positional cloning. The Company's competitors may discover, characterize or develop important genes in advance of Millennium, which could have a material adverse effect on any related Millennium disease research program. The Company also faces competition from these and other entities in gaining access to DNA samples used in its research and development projects. The Company expects competition to intensify in genomics research as technical advances in the field are made and become more widely known.

         The Company relies on its strategic partners for support in its disease research programs and intends to rely on its strategic partners for preclinical evaluation and clinical development of its potential products and manufacturing and marketing of any products. Each of the Company's strategic partners is conducting multiple product development efforts within each disease area that is the subject of its strategic alliance with the Company. For example, Roche, with whom the Company is collaborating in the field of obesity, currently has a product for the treatment of obesity in late stage clinical trials. Generally, the Company's strategic alliance agreements do not restrict the strategic partner from pursuing competing development efforts. Any product candidate of the Company, therefore, may be subject to competition with a potential product under development by a strategic partner.

PATENTS AND PROPRIETARY RIGHTS; THIRD PARTY RIGHTS

         The Company's commercial success will depend in part on obtaining patent protection on gene discoveries and on products, methods and services based on such discoveries. The Company has more than 100 pending United States and foreign patent applications and has two issued United States patents. The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including Millennium, are generally uncertain and involve complex legal and factual questions. There can be no assurance that any of the Company's pending patent applications will result in issued patents, that the Company will develop additional proprietary technologies that are patentable, that any patents issued to the Company or its strategic partners will provide a basis for commercially viable products or will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the ability of the Company to do business. In addition, patent law relating to the scope of claims in the technology fields in which the Company operates is still evolving. The degree of future protection for the Company's proprietary rights, therefore, is uncertain. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of the Company's technologies, or, if patents are issued to the Company, design around the patented technologies developed by the Company. In addition, the Company could incur substantial costs in litigation if it is required to defend itself in patent suits brought by third parties or if it initiates such suits.

         The Company has applied for patent protection for novel genes, partial gene sequences ("ESTs") of novel genes and novel uses for known genes identified through its research programs. There is substantial uncertainty regarding the patentability of ESTs or full-length genes absent data demonstrating functional relevance. Based on recent technological advances in gene sequencing technology, a number of groups other than the Company are attempting to rapidly identify ESTs and full-length genes, the functions of which have not been characterized. Washington University, for example, is currently identifying ESTs through partial sequencing pursuant to funding provided by Merck & Co., Inc., and depositing the ESTs identified in a public database. The public availability of EST information prior to the time the Company applies for patent protection on a corresponding full-length gene could adversely affect the Company's ability to obtain patent protection with respect to such gene. To the extent any patents issue to other parties on such partial or full-length genes, the risk increases that the potential products and processes of the Company or its strategic partners may give rise to claims of patent infringement.

         Others may have filed and in the future are likely to file patent applications covering genes or gene products that are similar or identical to those of the Company. No assurance can be given that any such patent application will not have priority over patent applications filed by the Company. Any legal action against the Company or its strategic partners claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting the Company to potential liability for damages, require the Company or its strategic partner to obtain a license in order to continue to manufacture or market the affected products and processes. There can be no assurance that the Company or its strategic partners would prevail in any such action or that any license required under any such patent would be made available on commercially acceptable terms, if at all. The Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume a substantial portion of the Company's managerial and financial resources.

         There is substantial uncertainty concerning whether human clinical data will be required for issuance of patents for human therapeutics. If such data is required, the Company's ability to obtain patent protection could be delayed or otherwise adversely affected. Although the United States Patent and Trademark Office ("USPTO") issued new utility guidelines in July 1995 that address the requirements for demonstrating utility for biotechnology inventions, particularly for inventions relating to human therapeutics, there can be no assurance that USPTO examiners will follow such guidelines or that the USPTO's position will not change with respect to what is required to establish utility for gene sequences and products and methods based on such sequences. Furthermore, the enactment of the legislation implementing the General Agreement on Trade and Tariffs has resulted in certain changes to United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of seventeen years from the date of grant. The new term of United States patents will commence on the date of issuance and terminate twenty years from the earliest effective filing date of the application. Because the time from filing to issuance of biotechnology patent applications is often more than three years, a twenty-year term from the effective date of filing may result in a substantially shortened term of patent protection, which may adversely impact the Company's patent position. If this change results in a shorter period of patent coverage, the Company's business could be adversely affected to the extent that the duration and level of the royalties it is entitled to receive from its strategic partners is based on the existence of a valid patent.

         The Company relies upon trade secret protection for its confidential and proprietary information. The Company believes that it has developed proprietary technology for use in gene discovery, including proprietary genetic marker sets, proprietary software (including proprietary software for DNA sequence analysis and laboratory automation) and an integrated bioinformatics system. The Company has not sought patent protection for these technologies. In addition, the Company has developed a database of proprietary gene sequences which it updates on an ongoing basis. The Company has taken security measures to protect its data and continues to explore ways to further enhance the security for its data. There can be no assurance, however, that such measures will provide adequate protection for the Company's trade secrets or other proprietary information. While the Company requires employees, academic collaborators and consultants to enter into confidentiality agreements, there can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology, or that the Company can meaningfully protect its trade secrets.

         The Company's academic collaborators have certain rights to publish data and information in which the Company has rights. While the Company believes that the limitations on publication of data developed by its collaborators pursuant to its collaboration agreements will be sufficient to permit the Company to apply for patent protection on genes in which it is interested in pursuing further research, there is considerable pressure on academic institutions to publish discoveries in the genetics and genomics fields. There can be no assurance that such publication would not affect the Company's ability to obtain patent protection for some genes in which it may have an interest.

         The Company is party to various license agreements which give it rights to use certain technologies in its research and development processes. There can be no assurance that the Company will be able to continue to license such technology on commercially reasonable terms, if at all. Failure by the Company to maintain rights to such technology could have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTIES RELATING TO RETAINED COMMERCIALIZATION RIGHTS

         In each of its strategic alliances, Millennium has retained commercialization rights for the development and marketing of certain pharmaceutical and diagnostic products and services. The Company may seek to exploit these retained rights directly or may seek to develop certain retained rights through collaborations with others. To date, the Company has not initiated significant activities with respect to the exploitation of these retained commercialization rights. The value of these rights, if any, will be largely derived from the Company's gene identification and target validation efforts, the success of which is also uncertain. Even if the Company identifies and characterizes relevant disease genes, the exploitation of retained commercialization rights requires, in addition to capital resources, technological, product development, manufacturing, regulatory, marketing and sales resources that the Company does not currently possess. There can be no assurance that the Company will be able to develop or obtain such resources. To the extent that the Company is required to rely on third parties for these resources, such as Lilly for access to combinational chemistry libraries and high-throughput screening technology, failure to establish and maintain such relationships could have a material adverse effect on the Company's ability to realize value from its retained commercialization rights. If the Company seeks to exploit retained commercialization rights through joint ventures or strategic alliances, it may be required to relinquish material rights on terms that may not be favorable to the Company. No agreements concerning any such arrangements currently exist, and there can be no assurance that the Company will be able to enter into any such agreements on acceptable terms, if at all, or that the Company will be able to realize any value from its retained commercialization rights.

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

         Prior to marketing, any new drug developed by the Company and its strategic partners must undergo an extensive regulatory approval process in the United States and other countries. This regulatory process, which includes preclinical studies and clinical trials, and may include post-marketing surveillance, of each compound to establish its safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from preclinical studies and clinical trials are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. The rate of completion of clinical trials is dependent upon, among other factors, the enrollment of patients. Patient accrual is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competitive clinical trials. Delays in planned patient enrollment in clinical trials may result in increased costs, program delays or both, which could have a material adverse effect on the Company. Delays or rejections may also be encountered based upon changes in United States Food and Drug Administration ("FDA") policies for drug approval during the period of product development and FDA regulatory review of each submitted new drug application ("NDA") in the case of new pharmaceutical agents, or product license application ("PLA") in the case of biologics. Similar delays also may be encountered in the regulatory approval of any diagnostic product and in obtaining regulatory approvals in foreign countries. Under current guidelines, proposals to conduct clinical research involving gene therapy at institutions supported by the National Institutes of Health ("NIH") must be approved by the Recombinant DNA Advisory Committee ("RAC") and the NIH. There can be no assurance that regulatory approval will be obtained for any drugs or diagnostic products developed by the Company or its strategic partners. Furthermore, regulatory approval may entail limitations on the indicated use of a drug. Because certain of the products likely to result from the Company's disease research programs involve the application of new technologies and may be based upon a new therapeutic approach, such products may be subject to substantial additional review by various government regulatory authorities and, as a result, regulatory approvals may be obtained more slowly than for products using more conventional technologies.

         Even if regulatory approval is obtained, a marketed product and its manufacturer are subject to continuing review. Discovery of previously unknown problems with a product may have adverse effects on the Company's business, financial condition and results of operations, including withdrawal of the product from the market. Violations of regulatory requirements at any stage, including preclinical studies and clinical trials, the approval process or post-approval, may result in various adverse consequences to the Company, including the FDA's delay in approval or refusal to approve a product, withdrawal of an approved product from the market or the imposition of criminal penalties against the manufacturer and NDA or PLA holder. The Company has not submitted an investigational new drug application ("IND") for any product candidate, and no product candidate has been approved for commercialization in the United States or elsewhere. The Company intends to rely primarily on its strategic partners to file INDs and generally direct the regulatory approval process. No assurance can be given that the Company or any of its strategic partners will be able to conduct clinical testing or obtain the necessary approvals from the FDA or other regulatory authorities for any products. Failure to obtain required governmental approvals will delay or preclude the Company's strategic partners from marketing drugs or diagnostic products developed by the

Company or limit the commercial use of such products and could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company's research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive materials. The Company is subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any liability could exceed the resources of the Company.

ETHICAL, LEGAL AND SOCIAL IMPLICATIONS OF GENETIC DIAGNOSTIC TESTING

         The prospect of broadly available diagnostic tests which evaluate genetic predisposition to disease has raised issues regarding the appropriate utilization and the confidentiality of information provided by such testing. It is possible that discrimination by third party payors could occur through the raising of premiums by such payors to prohibitive levels, outright cancellation of insurance or unwillingness to provide coverage to patients shown to have a genetic predisposition to a particular disease. If insurance discrimination were to become a significant barrier to the acceptance of such diagnostic tests, the Company could experience a delay in diagnostic market penetration or a reduction in the size of the potential serviceable market. Similarly, employers could discriminate against employees with a genetic predisposition due to the increased risk of developing disease resulting in possible cost increases for health insurance and the potential for lost employment time. Finally, governmental authorities could, for social or other purposes, limit the use of genetic testing or prohibit testing for genetic predispositions to certain conditions. If efforts by the Company and others to mitigate potential discrimination are not successful, the Company could experience a delay or reduction in test acceptance, which could have a material adverse effect on the Company's or its strategic partners' ability to commercialize certain potential diagnostic products.

ATTRACTION AND RETENTION OF KEY EMPLOYEES

         The Company is highly dependent on the principal members of its management and scientific staff. The loss of services of any of these personnel could impede significantly the achievement of the Company's development objectives. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future will also be critical to the Company's success. There is intense competition among pharmaceutical and health care companies, universities and nonprofit research institutions for experienced scientists, and there can be no assurance that the Company will be able to attract and retain personnel on acceptable terms. Pursuant to the Lilly strategic alliance agreements in the atherosclerosis and oncology fields, Lilly has the right to suspend funded research programs under these agreements upon the termination of the employment of two or more specified employees of the Company without replacement reasonably acceptable to Lilly.

EXPANSION OF OPERATIONS; MANAGEMENT OF GROWTH

         The Company recently has significantly increased the scale of its operations to support the expansion of its disease research programs and its strategic alliances, including expansion due to the acquisition of ChemGenics in February 1997. The increase has included the hiring of a significant number of additional personnel. The Company currently employs 400 persons and plans to hire approximately 100 additional employees by the end of 1997. The resulting growth in personnel and facilities could place significant strains on the Company's management, operations and systems.

DEPENDENCE ON RESEARCH COLLABORATORS AND SCIENTIFIC ADVISORS

         The Company has relationships with collaborators at academic and other institutions who conduct research at the Company's request, particularly with respect to the Company's human genetics programs. Such collaborators are not employees of the Company. All of Millennium's consultants are employed by employers other than the Company and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the Company. As a result, the Company has limited control over their activities and, except as otherwise required by its collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to the Company's activities. The Company's ability to discover genes involved in human disease and commercialize products based on those discoveries may depend in part on continued collaborations with researchers at academic and other institutions. There can be no assurance that the Company will be able to negotiate additional acceptable collaborations with collaborators at academic and other institutions or that its existing collaborations will be successful.

         The Company's research collaborators and scientific advisors sign agreements which provide for confidentiality of the Company's proprietary information and results of studies. There can be no assurance, however, that the Company will be able to maintain the confidentiality of its technology and other confidential information in connection with every collaboration, and any unauthorized dissemination of the Company's confidential information could have an adverse effect on the Company's business.

UNCERTAINTY OF PHARMACEUTICAL PRICING, REIMBURSEMENT AND RELATED MATTERS

         The Company's business, financial condition and results of operations may be materially adversely affected by the continuing efforts of government and third party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, the Company expects that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products and diagnostic tests. Cost control initiatives could decrease the price that the Company or any of its strategic partners receives for any products in the future and have a material adverse effect on the Company's business, financial condition and results of operations. Further, to the extent that cost control initiatives have a material adverse effect on the Company's strategic partners, the Company's ability to commercialize its products and to realize royalties may be adversely affected.

         The ability of the Company and any strategic partner to commercialize pharmaceutical or diagnostic products may depend in part on the extent to which reimbursement for the products will be available from government and health administration authorities, private health insurers and other third party payors. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third party payors, including Medicare, increasingly are challenging the prices charged for medical products and services. Government and other third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing in some cases to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. There can be no assurance that any third party insurance coverage will be available to patients for any products discovered and developed by the Company or its strategic partners. If adequate coverage and reimbursement levels are not provided by government and other third party payors for the Company's products, the market acceptance of these products may be reduced, which may have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY EXPOSURE

         Clinical trials, manufacturing, marketing and sale of any of the Company's or its strategic partners' potential pharmaceutical products may expose the Company to liability claims from the use of such pharmaceutical products. The Company currently does not carry product liability insurance. There can be no assurance that the Company or its strategic partners will be able to obtain such insurance or, if obtained, that sufficient coverage can be acquired at a reasonable cost. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products developed by the Company or its strategic partners. A product liability claim or recall could have a material adverse effect on the business or financial condition of the Company. While under certain circumstances the Company is entitled to be indemnified against losses by its strategic partners, there can be no assurance that this indemnification would be available or adequate should any such claim arise.

POTENTIAL ADVERSE EFFECT OF ANTI-TAKEOVER PROVISIONS

         Provisions of the Company's Restated Certificate of Incorporation (the "Restated Certificate") require that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. Special meetings of stockholders may be called only by the Chief Executive Officer or, if none, the President of the Company or by the Board of Directors. The Restated Certificate provides for a classified Board of Directors, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of the Company entitled to vote. The Company's Board of Directors is authorized to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. While the Company has no current intention to issue shares of Preferred Stock, any such issuance could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, any such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. Furthermore, the Company is subject to anti-takeover provisions of
Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person first becomes an 'interested stockholder," unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing changes of control or management of the Company, which could adversely affect the market price of the Company's Common Stock. These provisions, and other provisions of the Restated Certificate, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

POSSIBLE VOLATILITY OF STOCK PRICE

         The trading price of the Company's Common Stock could be subject to significant fluctuations in response to announcements of results of research activities, technological innovations or new commercial products by the Company or its competitors, changes in government regulations, regulatory actions, changes in patent laws, developments concerning proprietary rights, quarterly variations in operating results, litigation or other events. The stock market has from time to time experienced extreme price and volume fluctuations that have affected particularly the market prices for biotechnology companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

ABSENCE OF DIVIDENDS

         The Company has never paid dividends and does not intend to pay any dividends for the foreseeable future.